EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (333-228255) and Form S-8 (333-219805, 333-206088, 333-197422, 333-193024, 333-184028, 333-169274, 333-138963, and 333-122686) of Energy Focus, Inc. of our report dated April 1, 2019, with respect to the consolidated financial statements of Energy Focus, Inc. as of December 31, 2018 and for the years ended December 31, 2018 and 2017 included in this Annual Report (Form 10-K) of Energy Focus, Inc. for the year ended December 31, 2019.

/s/ Plante & Moran, PLLC

Cleveland, Ohio
March 24, 2020